EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

Healthy Green Group Holding Limited

Name	Jurisdiction
GDD Retail Holding Limited	BVI
OG Wholesales Holding Limited	BVI
Greendotdot.com Limited	Hong Kong
Organic Garden International Limited	Hong Kong
Linden Tree Consultancy Limited	Hong Kong